Exhibit 99.1

Spherix Provides Update on Litigation vs. VTech and Uniden

Court issues claim construction order on March 19, 2015, construing 13 claim terms that had been disputed by the parties

BETHESDA, MD., March 20, 2015 /PRNewswire/ -- Spherix Incorporated (Nasdaq: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today provided an update regarding Spherix v. VTech, Case No. 3:13-cv-03494-M and Spherix v. Uniden, Case No. 3:13-cv-03496-M, both in the United States District Court for the Northern District of Texas. On March 19, 2015, the honorable Barbara M. G. Lynn issued a 106-page claim construction order, following the Markman Hearing which had been held on November 21, 2014, construing a total of 13 claim terms that had been disputed by the parties.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “We are impressed by the depth of the Court’s reasoning and we are satisfied with the results on the merits. This is an important milestone in this litigation, and we look forward to progressing this litigation and securing a satisfactory outcome for our shareholders.”

In particular, the Court made the following rulings:

•
The Court rejected all arguments made by VTech and Uniden related to the invalidity of the ‘599 patent for indefiniteness. Defendants had argued that two of the claim terms were invalid as indefinite, but the Court rejected this challenge.

•
On the ‘599 patent – the Court rejected Defendants’ construction of the “concurrently transmitting” limitation and found that Defendants’ claim construction arguments misunderstood the nature of the patent, the prosecution history, and the distinction between the invention and the prior art.

•	On the ‘899 patent – the Court rejected Defendants’ construction of the term “network” and their argument that the scope of the patent is limited to devices that operate only on “IP networks.”
•
On the ‘614 patent – the Court rejected Defendants’ construction of the term “peripheral link”, and rejected Defendants’ contention that the patent is limited to devices involving physical or wired connections to the exclusion of wired devices.

Spherix management also believes that the claim construction order casts doubt on the merits of Defendants’ pending IPR Petitions. The Defendants’ IPR Petitions were supported by declarations from the same experts they used in claim construction. However, the Court’s claim construction order rejected the experts’ testimony on important points relevant to the IPR. For example:

•
On the ‘599 patent, Defendants’ expert had opined that claim amendments in the prosecution history compelled Defendants’ construction of the “concurrently transmitting” claim term; but the Court rejected this view and found that it had no support whatsoever in the patent or the prosecution history.

•
On the ‘899 patent, the Court adopted a “plain and ordinary” construction of the term “network” even though the Defendants’ claim construction expert had opined that the term “network” has no plain and ordinary meaning, in a vacuum, to persons of ordinary skill in electrical engineering.

“We believe this ruling strengthens our position in these cases,” added Mr. Hayes. “The Patent Trial and Appeal Board instituted the IPRs without having the benefit of Spherix’s expert testimony and without seeing the cross-examination of the Defendants’ experts on the statements made in their IPR declarations. We believe the Court’s claim construction order casts substantial doubt on the credibility of these experts, and we are optimistic that the Board will find the challenged patents are in fact patentable after it has the benefit of the full evidentiary record.”

Under the current litigation schedule, the parties are required to file a statement with the Court regarding the status of settlement negotiations on or before April 2, 2015.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR Brett Mass, Managing Partner Phone: (646) 536-7331 Email: brett@haydenir.com www.haydenir.com
Spherix:	Phone: (703) 992-9325 Email: info@spherix.com www.spherix.com